Exhibit 3(f)

FIRST AMENDMENT TO INDENTURE

THIS FIRST AMENDMENT TO INDENTURE (this “Amendment”) to be effective as of _________, 2024 (the “Effective Date”), is made between MCI INCOME FUND VII, LLC, a Delaware limited liability company (the “Company”) and UMB BANK, N.A., a national banking association, as trustee (the “Trustee”).

RECITALS

A.	The Issuer and the Trustee are parties to that certain Indenture dated as of September 20, 2024 (the “Indenture”).

B.	Issuer and Trustee desire to amend the Indenture pursuant to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Amendment, the Issuer and the Trustee hereby agree as follows:

1.          The definition of the “Record Date” is hereby amended and restated as follows:

“Record Date” means, for each month, the 25th day of such month.

2.          The 10% threshold limit for redemptions pursuant to Section 3.01(c)(1) is increased to 10% of the outstanding principal amount of the Bonds, and the first sentence of Section 3.01(c)(1) shall be amended and restated to read:

“All Bonds to be redeemed pursuant to Section 3.01(a) will be redeemed by the Company on a “first come, first served” basis over ten (10) equal installments of 10% of the outstanding principal amount of the Bonds, pursuant to such requests each calendar quarter until requests are fully honored.”

3.          The 1.0% aggregate limit of Redemptions Outside of Redemption Period or Renewed Redemption Period is deleted from Section 3.01(c)(2), and the first sentence of Section 3.01(c)(2) shall be amended and restated to read:

“Bond redemptions pursuant to Section 3.01(b) will be subject to a cumulative aggregate limit of 5.0% of the outstanding principal amount of Bonds as of the offering termination.”

4.          Provisions of General Application. The Issuer and the Trustee covenant and agree that (a) this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles); (b) this Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same Amendment; (c) electronic signatures, whether digital or encrypted, of the parties included in this Amendment are intended to authenticate this writing and to have the same force and effect as manual signatures; and (d) except as hereby expressly amended by this Amendment, all of the terms, covenants and conditions contained in the Indenture are hereby ratified, approved and confirmed and shall remain in full force and effect, and are not otherwise altered, amended, revised or changed.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Indenture to be duly executed all as of the day and year first above written.

MCI INCOME FUND VII, LLC

a Delaware limited liability company

By:

Name:

Its: Authorized Signatory

UMB BANK, N.A.,
as Trustee

By:

Name:

Title